                                             Exhibit 99.1

News Release
U.S. Silica Holdings, Inc. Announces Fourth Quarter and Full Year 2020 Results
•Fourth quarter revenue of $227.3 million and full year revenue of $845.9 million
•GAAP EPS earnings for the quarter of $0.06 per basic and diluted share and adjusted EPS loss of ($0.26) per basic and diluted share
•Industrial and Specialty Products segment volumes increased 10% versus fourth quarter 2019
•Oil & Gas proppant volumes increased 48% and SandBox loads increased 71% sequentially in fourth quarter

Katy, Texas, February 26, 2021 – U.S. Silica Holdings, Inc. (NYSE: SLCA) today announced net income of $4.6 million, or $0.06 per basic and diluted share, for the fourth quarter ended December 31, 2020, compared with a net loss of $292.9 million, or $3.99 per basic and diluted share, for the fourth quarter of 2019. The fourth quarter results were negatively impacted by $4.1 million of charges related to asset impairments, facility closure costs, a plant capacity expansion, and other expenses. These charges were offset by an $8.3 million valuation change on a note payable. Additionally, the Company recorded $27.2 million of shortfall penalties in our Oil and Gas segment, resulting in adjusted EPS of ($0.26) per basic and diluted share.
“I am proud of how our company successfully navigated 2020 and of our industry leading performance during the year in spite of the challenging macro-economic environment."
"We delivered another strong financial quarter and substantially beat expectations through structural cost reductions, disciplined execution in oil and gas and a rebound in the industrial and specialty products segment."
“2021 is off to a good start with surging proppant demand and a continuing recovery in general industrial markets. We are well positioned for success this year and beyond with numerous growth opportunities in our new product pipeline across a diverse set of markets and end uses,” said Bryan Shinn, U. S. Silica chief executive officer.

Full Year 2020 Highlights
Total Company
•Revenue of $845.9 million decreased 43% compared with $1.47 billion for 2019.
•Net loss of $114.1 million, or $1.55 per basic and per diluted share, for 2020, compared with a net loss of $329.1 million, or $4.49 per basic and per diluted share, for 2019.
•Overall tons sold of 11.130 million for 2020 decreased 41% compared with 18.788 million tons sold in 2019.
•Contribution margin of $301.2 million for 2020 decreased 29% compared with $426.8 million for 2019.
•Adjusted EBITDA of $203.9 million for 2020 decreased 29% compared with Adjusted EBITDA of $286.3 million for 2019.

Fourth Quarter 2020 Highlights
Total Company
•Revenue of $227.3 million for the fourth quarter of 2020 increased 29% compared with $176.5 million in the third quarter of 2020 and decreased 33% when compared with the fourth quarter of 2019.
•Overall tons sold of 2.827 million for the fourth quarter of 2020 increased 26% compared with 2.239 million tons sold in the third quarter of 2020 and decreased 33% when compared with the fourth quarter of 2019.
•Contribution margin of $89.9 million for the fourth quarter of 2020 increased 22% compared with $73.8 million in the third quarter of 2020 and decreased 16% when compared with the fourth quarter of 2019.
•Adjusted EBITDA of $63.6 million for the fourth quarter of 2020 increased 24% compared with $51.3 million in the third quarter of 2020 and decreased 14% when compared with the fourth quarter of 2019.

Industrial and Specialty Products

•Revenue of $106.9 million for the fourth quarter of 2020 decreased 3% compared with $110.1 million in the third quarter of 2020 and increased 2% when compared with the fourth quarter of 2019.
•Tons sold totaled 0.926 million for the fourth quarter of 2020 decreased 3% compared with 0.957 million tons sold in the third quarter of 2020 and increased 10% when compared with the fourth quarter of 2019.
•Segment contribution margin of $38.4 million, or $41.47 per ton, for the fourth quarter of 2020 decreased 9% compared with $42.4 million in the third quarter of 2020 and decreased 2% when compared with the fourth quarter of 2019.

Oil & Gas
•Revenue of $120.3 million for the fourth quarter of 2020 increased 81% compared with $66.3 million in the third quarter of 2020 and decreased 49% when compared with the fourth quarter of 2019.
•Tons sold of 1.901 million for the fourth quarter of 2020 increased 48% compared with 1.282 million tons sold in the third quarter of 2020 and decreased 43% when compared with the fourth quarter of 2019.
•Segment contribution margin of $51.5 million, or $27.10 per ton, for the fourth quarter of 2020 increased 64% compared with $31.5 million in the third quarter of 2020 and decreased 24% when compared with the fourth quarter of 2019.

Capital Update
As of December 31, 2020, the Company had $150.9 million in cash and cash equivalents and total debt was $1.240 billion. Capital expenditures in 2020 totaled $34.5 million and were mainly related to growth projects in our ISP segment, as well as spending on equipment to expand our SandBox operations and other maintenance and cost improvement capital projects. During the fourth quarter of 2020, the Company generated $23.9 million in cash flow from operations.
Outlook and Guidance
Looking ahead to 2021 and beyond, the Company is well positioned for sustainable, long-term growth by servicing critical industries such as food and beverage production, housing, automotive, glass manufacturing, biopharma, and energy. The Company has a pipeline of innovative, new products to service high growth, sustainable end uses including solar energy, wind power, cleaner air, green diesel, food safety and energy efficient buildings.
The Company continued to focus on its three strategic priorities in 2020, namely, 1) prioritizing free cash flow, 2) repositioning its Oil & Gas segment, and 3) growing its Industrial & Specialty Products segment.

The Company is focused on free cash flow and de-levering the balance sheet and intends on being cash flow positive in 2021, keeping an estimated $30-40 million of capital expenditures within operating cash flow.
Despite the continued macro-economic uncertainty, the Industrial & Specialty Products segment has proven its resiliency and is off to a good start in 2021 and growth is expected to outpace U.S. GDP.
The Company has repositioned the Oil & Gas segment by right sizing proppant capacity and reducing costs to match current and expected demand from well completions. The Company expects a robust recovery in energy sector proppant and last mile delivery demand especially in the first half of 2021 and expects the first quarter to be up 15-20% in volume sequentially, despite temporary headwinds from the unprecedented cold weather in February.
Conference Call
U.S. Silica will host a conference call for investors today, February 26, 2021 at 7:30 a.m. Central Time to discuss these results. Hosting the call will be Bryan Shinn, chief executive officer and Don Merril, executive vice president and chief financial officer. Investors are invited to listen to a live webcast of the conference call by visiting the "Investors" section of the Company's website at www.ussilica.com. The webcast will be archived for one year. The call can also be accessed live over the telephone by dialing (877) 869-3847 or for international callers, (201) 689-8261. A replay will be available shortly after the call and can be accessed by dialing (877) 660-6853 or for international callers, (201) 612-7415. The conference ID for the replay is 13686713. The replay will be available through March 31, 2021.
About U.S. Silica
U.S. Silica Holdings, Inc. is a performance materials company and is a member of the Russell 2000. The Company is a leading producer of commercial silica used in the oil and gas industry, and in a wide range of industrial applications. Over its 121-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 400 diversified products to customers across our end markets. U.S. Silica's wholly-owned subsidiaries include EP Minerals and SandBox Logistics™. EP Minerals is an industry leader in the production of products derived from diatomaceous earth, perlite, engineered clays, and non-activated clays. SandBox Logistics™ is a state-of-the-art leader in proppant storage, handling and well-site delivery, dedicated to making proppant logistics cleaner, safer and more efficient. The Company currently operates 23 mines and production facilities. The Company is headquartered in Katy, Texas and has offices in Reno, Nevada and Chicago, Illinois.
Forward-looking Statements
This full-year and fourth-quarter 2020 earnings release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws - that is, statements about the future, not about past events. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “could,” “can have,” “likely” and other words and terms of similar meaning. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica's growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, technological innovations, ability to reduce costs or idle plants, the impacts of COVID-19 on the Company’s operations, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are global economic conditions; the effect of the COVID-19 pandemic on markets the Company serves; fluctuations in demand for commercial silica, diatomaceous earth, perlite, clay and cellulose; fluctuations in demand for frac sand or the development of either effective alternative proppants or new processes to replace hydraulic fracturing; the entry of competitors into our marketplace; changes in production spending by companies in the oil and gas industry and changes in the level of oil and natural gas exploration and development; changes in oil and gas inventories; general economic, political and business conditions in key regions of the world; pricing pressure; weather and seasonal factors; the cyclical nature of our customers’ business; our inability to meet our financial and performance targets and other forecasts or expectations; our substantial indebtedness and pension obligations, including restrictions on our operations imposed by our indebtedness; operational modifications, delays or cancellations; prices for electricity, natural gas and diesel fuel; our ability to maintain our transportation network; changes in government regulations and regulatory requirements, including those related to mining, explosives, chemicals, and oil and gas production; silica-related health issues and corresponding litigation; and other risks and uncertainties detailed in this press release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the U.S. Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. The forward-looking statements speak only as of the date hereof, and we disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

U.S. SILICA HOLDINGS, INC.
SELECTED FINANCIAL DATA FROM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; dollars in thousands, except per share amounts)

	Three Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019
Total sales	$227,277	$176,472	$339,059
Total cost of sales (excluding depreciation, depletion and amortization)	141,418	107,592	257,962
Operating expenses:
Selling, general and administrative	27,777	27,216	37,325
Depreciation, depletion and amortization	39,964	40,069	42,819
Goodwill and other asset impairments	2,644	222	363,717
Total operating expenses	70,385	67,507	443,861
Operating income (loss)	15,474	1,373	(362,764)
Other (expense) income:
Interest expense	(16,155)	(19,274)	(22,996)
Other income (expense), net, including interest income	8,758	(409)	443
Total other expense	(7,397)	(19,683)	(22,553)
Income (loss) before income taxes	8,077	(18,310)	(385,317)
Income tax (expense) benefit	(3,760)	4,094	91,892
Net income (loss)	$4,317	$(14,216)	$(293,425)
Less: Net loss attributable to non-controlling interest	(250)	(254)	(554)
Net income (loss) attributable to U.S. Silica Holdings, Inc.	$4,567	$(13,962)	$(292,871)

Earnings (loss) per share attributable to U.S. Silica Holdings, Inc.:
Basic	$0.06	$(0.19)	$(3.99)
Diluted	$0.06	$(0.19)	$(3.99)
Weighted average shares outstanding:
Basic	73,728	73,688	73,343
Diluted	74,328	73,688	73,343
Dividends declared per share	$—	$—	$0.06

	Year Ended
	December 31, 2020	December 31, 2019
Total sales	$845,885	$1,474,477
Total cost of sales (excluding depreciation, depletion and amortization)	575,070	1,133,293
Operating expenses:
Selling, general and administrative	124,171	150,848
Depreciation, depletion and amortization	155,568	179,444
Goodwill and other asset impairments	110,688	363,847
Total operating expenses	390,427	694,139
Operating loss	(119,612)	(352,955)
Other (expense) income:
Interest expense	(79,885)	(95,472)
Other income (expense), net, including interest income	24,350	19,519
Total other expense	(55,535)	(75,953)
Loss before income taxes	(175,147)	(428,908)
Income tax benefit	60,025	99,151
Net loss	$(115,122)	$(329,757)
Less: Net loss attributable to non-controlling interest	(1,028)	(675)
Net loss attributable to U.S. Silica Holdings, Inc.	$(114,094)	$(329,082)

Loss per share attributable to U.S. Silica Holdings, Inc.:
Basic	$(1.55)	$(4.49)
Diluted	$(1.55)	$(4.49)
Weighted average shares outstanding:
Basic	73,634	73,253
Diluted	73,634	73,253
Dividends declared per share	$0.02	$0.25

U.S. SILICA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; dollars in thousands)

	December 31, 2020	December 31, 2019

ASSETS
Current Assets:
Cash and cash equivalents	$150,920	$185,740
Accounts receivable, net	206,934	182,238
Inventories, net	104,684	124,432
Prepaid expenses and other current assets	23,147	16,155
Income tax deposits	628	475
Total current assets	486,313	509,040
Property, plant and mine development, net	1,368,092	1,517,587
Operating lease right-of-use assets	37,469	53,098
Goodwill	185,649	273,524
Intangible assets, net	159,582	183,815
Other assets	9,842	16,170
Total assets	$2,246,947	$2,553,234
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$121,920	$248,237
Current portion of operating lease liabilities	17,388	53,587
Current portion of long-term debt	42,042	18,463
Current portion of deferred revenue	13,545	15,111
Total current liabilities	194,895	335,398
Long-term debt, net	1,197,660	1,213,985
Deferred revenue	20,147	35,523
Liability for pension and other post-retirement benefits	48,169	58,453
Deferred income taxes, net	49,386	38,585
Operating lease liabilities	76,361	117,964
Other long-term obligations	33,538	36,746
Total liabilities	1,620,156	1,836,654
Stockholders’ Equity:
Preferred stock	—	—
Common stock	827	823
Additional paid-in capital	1,200,023	1,185,116
Retained deficit	(395,496)	(279,956)
Treasury stock, at cost	(181,615)	(180,912)
Accumulated other comprehensive loss	(8,479)	(19,854)
Total U.S. Silica Holdings, Inc. stockholders’ equity	615,260	705,217
Non-controlling interest	11,531	11,363
Total stockholders' equity	626,791	716,580
Total liabilities and stockholders’ equity	$2,246,947	$2,553,234

Non-GAAP Financial Measures
Segment Contribution Margin
Segment contribution margin is a key metric that management uses to evaluate our operating performance and to determine resource allocation between segments. Segment contribution margin excludes certain corporate costs not associated with the operations of the segment. These unallocated costs include costs related to corporate functional areas such as sales, production and engineering, corporate purchasing, accounting, treasury, information technology, legal and human resources.
The following table sets forth a reconciliation of net income, the most directly comparable GAAP financial measure, to segment contribution margin.

	Three Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019
Sales:
Oil & Gas Proppants	$120,344	$66,343	$234,273
Industrial & Specialty Products	106,933	110,129	104,786
Total sales	227,277	176,472	339,059
Segment contribution margin:
Oil & Gas Proppants	51,501	31,478	67,993
Industrial & Specialty Products	38,350	42,353	39,114
Total segment contribution margin	89,851	73,831	107,107
Operating activities excluded from segment cost of sales	(3,992)	(4,951)	(26,010)
Selling, general and administrative	(27,777)	(27,216)	(37,325)
Depreciation, depletion and amortization	(39,964)	(40,069)	(42,819)
Goodwill and other asset impairments	(2,644)	(222)	(363,717)
Interest expense	(16,155)	(19,274)	(22,996)
Other income (expense), net, including interest income	8,758	(409)	443
Income tax (expense) benefit	(3,760)	4,094	91,892
Net income (loss)	$4,317	$(14,216)	$(293,425)
Less: Net loss attributable to non-controlling interest	(250)	(254)	(554)
Net income (loss) attributable to U.S. Silica Holdings, Inc.	$4,567	$(13,962)	$(292,871)

	Year Ended
	December 31, 2020	December 31, 2019
Sales:
Oil & Gas Proppants	$414,897	$1,010,521
Industrial & Specialty Products	430,988	463,956
Total sales	845,885	1,474,477
Segment contribution margin:
Oil & Gas Proppants	142,041	248,594
Industrial & Specialty Products	159,176	178,215
Total segment contribution margin	301,217	426,809
Operating activities excluded from segment cost of sales	(30,402)	(85,625)
Selling, general and administrative	(124,171)	(150,848)
Depreciation, depletion and amortization	(155,568)	(179,444)
Goodwill and other asset impairments	(110,688)	(363,847)
Interest expense	(79,885)	(95,472)
Other income (expense), net, including interest income	24,350	19,519
Income tax benefit	60,025	99,151
Net loss	$(115,122)	$(329,757)
Less: Net loss attributable to non-controlling interest	(1,028)	(675)
Net loss attributable to U.S. Silica Holdings, Inc.	$(114,094)	$(329,082)
Adjusted EBITDA
Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain non-recurring charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table sets forth a reconciliation of net income (loss), the most directly comparable GAAP financial measure, to Adjusted EBITDA:

(All amounts in thousands)	Three Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019
Net income (loss) attributable to U.S. Silica Holdings, Inc.	$4,567	$(13,962)	$(292,871)
Total interest expense, net of interest income	15,858	19,801	22,366
Provision for taxes	3,760	(4,094)	(91,892)
Total depreciation, depletion and amortization expenses	39,964	40,069	42,819
EBITDA	64,149	41,814	(319,578)
Non-cash incentive compensation (1)	3,068	5,523	5,340
Post-employment expenses (excluding service costs) (2)	428	161	434
Merger and acquisition related expenses (3)	143	285	16,274
Plant capacity expansion expenses (4)	825	744	1,347
Contract termination expenses (5)	—	—	822
Goodwill and other asset impairments (6)	2,644	222	363,717
Business optimization projects (7)	28	24	—
Facility Closure Costs (8)	1,377	1,881	2,114
Gain on valuation change of royalty note payable (9)	(8,263)	—	(750)
Other adjustments allowable under the Credit Agreement (10)	(817)	675	3,857
Adjusted EBITDA	$63,582	$51,329	$73,577

(All amounts in thousands)	Year Ended
	December 31, 2020	December 31, 2019
Net loss attributable to U.S. Silica Holdings, Inc.	$(114,094)	$(329,082)
Total interest expense, net of interest income	79,148	92,063
Provision for taxes	(60,025)	(99,151)
Total depreciation, depletion and amortization expenses	155,568	179,444
EBITDA	60,597	(156,726)
Non-cash incentive compensation (1)	15,827	15,906
Post-employment expenses (excluding service costs) (2)	1,729	1,735
Merger and acquisition related expenses (3)	1,423	32,021
Plant capacity expansion expenses (4)	6,149	17,576
Contract termination expenses (5)	—	1,882
Goodwill and other asset impairments (6)	110,688	363,847
Business optimization projects (7)	67	55
Facility closure costs (8)	7,093	12,718
Gain on valuation change of royalty note payable (9)	(8,263)	(16,854)
Other adjustments allowable under the Credit Agreement (10)	8,612	14,165
Adjusted EBITDA	$203,922	$286,325

(1)	Reflects equity-based non-cash compensation expense.
(2)	Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period. Non-service net periodic benefit costs are not considered reflective of our operating performance because these costs do not exclusively originate from employee services during the applicable period and may experience periodic fluctuations as a result of changes in non-operating factors, including changes in discount rates, changes in expected returns on benefit plan assets, and other demographic actuarial assumptions.

(3)	Merger and acquisition related expenses include legal fees, consulting fees, bank fees, severance costs, certain purchase accounting items, such as the amortization of inventory fair value step-up, information technology integration costs and similar charges. While these costs are not operational in nature and are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in the future as we continue to integrate prior acquisitions and pursue any future acquisitions.
(4)	Plant capacity expansion expenses include expenses that are not inventoriable or capitalizable as related to plant expansion projects greater than $5 million in capital expenditures or plant start up projects. While these expenses are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future.
(5)	Reflects contract termination expenses related to strategically exiting a service contract and losses related to sub-leases. While these expenses are not operational in nature and are not expected to continue for any singular event on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future as we continue to strategically evaluate our contracts.
(6)
During 2020, there was an unprecedented drop in global demand combined with the breakdown of the Organization of the Petroleum Exporting Countries and other oil producing nations ("OPEC+") agreement to restrict oil production that led to one of the largest annual crude oil inventory builds in history. This led to a sharp reduction in global crude oil prices. Containment measures and other economic, travel, and business disruptions caused by COVID-19 also affected refinery activity and future demand for crude oil, and consequently, the services and products of our Oil & Gas Proppants segment. As a result, impairment charges of $11.8 million of long-lived assets, $6.8 million of inventory, $3.4 million of operating lease right-of-use assets, and $86.1 million of goodwill were recorded in our Oil & Gas Proppants segment. Additionally, $2.5 million of impairment charges were recorded for other intangible assets in our Industrial & Specialty Products segment due to the discontinuance of a minor product line. For the fourth quarter and year ended 2019, reflects $243.1 million of long-lived asset impairments, $115.4 million of operating lease right-of-use asset impairments, $4.1 million of inventory asset impairments, and $1.2 million of intangible asset impairments in our Oil and Gas Proppants reporting segment. These impairments were related to a sharp decline in customer demand for Northern White frac sand and for regional non-in-basin frac sand as more tons are produced and sold in-basin, along with significant price decreases of frac sand. Additionally, given these events, we also experienced a significant decline in the utilization of our sand railcar fleet in our transload network leading to a significant number of rail cars being put into storage and no longer used to deliver sand to our customers.

(7)	Reflects costs incurred related to business optimization projects mainly within our corporate center, which aim to measure and improve the efficiency, productivity and performance of our organization. While these costs are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses may recur in the future.
(8)	Reflects costs incurred mainly related to idled sand facilities and closed corporate offices, including severance costs and remaining contracted costs such as office lease costs, and common area maintenance fees. While these costs are not operational in nature and are not expected to continue for any singular event on an ongoing basis, similar types of expenses may recur in the future.

(9)	Gain on valuation change of royalty note payable due to a change in estimate of future tonnages and sales related to the sand shipped from our Tyler, Texas facility. This gain is not operational in nature and is not expected to continue for any singular event on an ongoing basis.
(10)	Reflects miscellaneous adjustments permitted under the Credit Agreement. For 2020, includes $1.6 million in transload shortfalls and exit fees, $4.6 million in inventory adjustments, $6.0 million in severance costs, and $11.8 million in legal expense due to the unsuccessful defense of a small number of our patents, offset by $15.2 million related to the gain attributable to the bargain purchase of Arrows Up. For 2019, includes $6.2 million of loss contingencies reserve as well as restructuring costs for actions that will provide future savings, storm damage costs, recruiting fees, relocation costs and a loss on sale of assets, partially offset by insurance proceeds of $2.2 million. While these gains and costs are not operational in nature and are not expected to continue for any singular event on an ongoing basis, similar types of gains and expenses have occurred in prior periods and may recur in the future.

Investor Contacts
Donald A. Merril
EVP and Chief Financial Officer
(301) 682-0302
merril@ussilica.com